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                                                               EXHIBIT 10(w)(ii)


Denise V. Seegal
February 6, 2001


                    Separation Agreement & Release of Claims


The following constitutes a complete separation agreement and release of claims (hereinafter "Agreement") between you (including your successors, assigns and estate, collectively referred to as the "Associate") and Liz Claiborne, Inc. (including its subsidiaries, affiliates, officers, directors, agents, associates, successors, predecessors and assigns, collectively referred to as the "Company") regarding the terms of your employment and termination of employment at the Company.

1. Associate's employment with the Company is terminated effective as of December 8, 2000 (the "Termination Date").

2.   Following the effective date of this Agreement, the Company will:

     (i) pay as severance to Associate, the total sum of One Million Dollars and 00/100 ($1,000,000.00) ; less applicable deductions. The amount set forth in this Section 2(i) will be paid in a lump sum within ten
          (10) days following the effectiveness of this Agreement;

     (ii) pay Associate an additional lump sum amount of One Hundred Two Thousand Eight Hundred One Dollars and 75/100 ($102,801.75) , less applicable deductions, payable within ten (10) days following the effective date of this Agreement; .

     (iii)if Associate elects Cobra coverage, reimburse Associate up to Four Hundred Five Dollars and 35/100 ($405.35) a month, representing Associate's monthly Cobra premium payments through the earlier of (i) the date Associate becomes eligible for coverage under any group health plan as a result of Reemployment (defined below); and (ii) December 31, 2001;

     (iv) pay Associate the amount she would have received, less applicable deductions, as a result of the Company's contribution to the profit sharing component of the Liz Claiborne 401(k) Savings & Profit Sharing Plan and the amount she would have received, less applicable deductions, under the Company's "matching" arrangement as allowed under the Supplemental Executive Retirement Plan (the "SERP Plan"), had she been an active associate of the Company on December 31, 2000. Such payment shall be made at the same time that active Company associates eligible for such payments have such payments processed to their accounts under the applicable plan; and

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     (v)  pay Associate a Year 2000 bonus in  accordance  with the Company's Pay for Performance Plan, without reduction based on her termination of employment and determined in good faith based on specified performance criteria. Such bonus will be paid to Associate in March 2001, at the same time as other senior executives of the Company receive their Year 2000 Pay for Performance bonus.

     Except as specifically set forth above or herein, all other nonstatutory benefits, including, without limitation, short & long term disability, accidental death and dismemberment, life insurance, and spouse and dependent life insurance will cease on the day following your termination date, except for conversion rights provided under such benefit plan or applicable law. "Reemployment" as used in this Agreement shall mean commencement of full-time employment with a company other than the Company or an entity primarily owned by Associate and used by Associate to do consulting. Associate agrees to notify Company of Associate's Reemployment within seventy-two (72) hours of such Reemployment.

3. Associate shall be entitled to receive financial counseling services provided by a third party group which has been retained by the Company, on such terms as are made available to other senior Company executives of a comparable level, for a period of one (1) year following Associate's Termination Date.

4.   The  Company  shall  reimburse   Associate  all  reasonable  and  necessary
     out-of-pocket business expenses incurred through the Termination Date in accordance with the Company's standard policy in effect at such time.

5. The parties hereto acknowledge that the Agreement dated September 26, 1996, as amended by letter agreement dated February 19, 2000 (collectively the "Employment Agreement") shall be deemed terminated as of the Termination Date, except the provisions therein which by their terms survive. Section 7(b) of the Employment Agreement (which Section by its terms survives the Associate's termination of employment) shall be deemed amended to delete Calvin Klein, Inc., Donna Karan International, Inc. and Polo Ralph Lauren Corporation from the definition of "Competing Business" set forth therein. Associate acknowledges that Sections 6 & 7 (as amended herein) & 8 of her Employment Agreement shall survive the termination of her employment with the Company.

6. Associate shall be entitled to use the Company's designated outplacement service at the Company's expense for up to one (1) year following the Termination Date, unless Reemployment occurs beforehand. In lieu of using the outplacement service's offices to conduct a job search (but without waiving Associate's right to use the assistance of the outplacement service), Associate shall have the option of using an office designated by Company, at Company's offices in the Empire State Building in New York City (the "Facility") during normal business hours to conduct her job


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     search,  until the earliest of (a) the date Associate  finds  Reemployment;
     (b) December 31, 2001; and (c) the date the Company ceases operations at the Facility. The earliest of such dates shall be known as the "Facility Use Expiration Date". Use of such office shall include the reasonable use of Company's telephone system. In addition, Company shall provide Associate with secretarial assistance (who shall be Associate's former secretary, if available) for up to three (3) days a week during normal business hours until the Facility Use Expiration Date. If the Facility Use Expiration Date occurs prior to the earlier of (i) the date Associate finds Reemployment, and (ii) December 31, 2001 (such earlier date to be known as the "Outplacement Service Expiration Date"), Associate shall thereafter be entitled to use the offices of the Outplacement Service to conduct her job search until the Outplacement Service Expiration Date.

7. (a) The terms of the Associate's stock option awards, granted as of January 6, 1998, January 4, 1999 and January 25, 2000, shall each be amended to provide that the options under such awards scheduled to vest in January 2001 and January 2002 (as set forth on Annex A attached hereto) shall vest instead as of the Termination Date. Such options shall otherwise be subject to the terms provided for in such awards, except to the extent otherwise provided for in clause (b) below with respect to the applicable exercise period.

     (b) The terms of all of the Associate's outstanding stock options vested as of the Termination Date (including those options whose vesting is accelerated under clause (a) above) shall be amended to provide that the Associate may exercise such vested options for the twelve (12) month period following the Termination Date on such terms and conditions as provided for under such awards.

8. Section 3.1 of the Associate's Restricted Transformation Share Agreement, dated as of January 6, 1998 (the "Agreement"), shall be amended to permit the Associate's 29,500 Restricted Transformation Shares (as defined in the Agreement) to remain outstanding solely for the purpose of permitting such Restricted Transformation Shares to vest to the same extent and on the same terms as Restricted Transformation Shares of Company executive officers are permitted to vest with respect to the achievement of vesting criteria during 2001. Nothing herein is intended or shall be construed to guarantee any vesting of Associate's Restricted Transformation Shares or to provide that Associate's Restricted Transformation Shares are to remain outstanding for any other purpose. Stock certificates or book-entry registrations with respect to any of the Associate's Restricted Transformation Shares which do not vest as provided for in this Section 8 shall be cancelled, and the Dividend Escrow Account (as defined in the Agreement) shall thereupon be terminated, and no payment whatsoever shall be due to the Associate in connection with such cancellation or termination.


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9.   Associate  represents  that she does not have any claim or legal  action of any kind pending against the Company (defined above), including, but not limited to, any relating to her employment with the Company or termination thereof, or otherwise involving facts which occurred on or prior to the date on which she has signed this Agreement.

10. In exchange for the above consideration, Associate releases and forever discharges the Company from any and all causes of action, claims or demands up to the date of this Agreement, known or unknown, including, but not limited to, those relating to her employment with the Company and the termination thereof; in tort, such as wrongful or retaliatory discharge in violation of public policy, for emotional distress, defamation, slander, libel or false imprisonment; in contract, whether express or implied; under any Company policy, procedure or benefit plan (except vested benefits, if any, in the Company's 401(k) Savings and Profit Sharing Plan and SERP
     Plan); for reinstatement, attorneys fees, back pay or front pay; and under any federal, state or local law or ordinance, including, but not limited to, Title VII of the Civil Rights Act, the Civil Rights Acts of 1871 and 1991, the Pregnancy Discrimination Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Federal Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Workers' Adjustment and Retraining Notification Act, the New York Human Rights Law, Executive Law
     Section 290, et seq. ("HRL"); the New York Retaliatory Action By Employers Law, Labor Law Section 740, et seq. ("RAEL"); the New York Civil Rights Law, Section 1, et seq. ("CRL"); the New York Nondiscrimination for Legal Actions Law, Labor Law Section 201-d, et seq. ("NLAL"); the New York
     Wage-Hour Law, Labor Law Section 220, et seq. ("NYWH"); the New York Workers' Compensation Law, Section 1, et seq. ("NYWC"); the New York Wage Payment Law, Labor Law Section 190, et seq. ("HRL"); the New York City Human Rights Law, N.Y.C. Admin. Code Section 8-101, et seq. ("NYCHRL") and for harassment, discrimination and retaliation of any kind, or any other cause of action. The foregoing release shall not cover any amounts due under the Separation Agreement or any rights of indemnification under applicable law or the Company's charter and bylaws or any rights of indemnification Associate may be entitled to pursuant to the Company's directors' and officers' liability insurance.

11. By signing this Agreement, the Company does not admit to any wrongdoing or violation of any statutory, regulatory or common law obligation owed to Associate by the Company. Accordingly, this Agreement shall not be admissible in Court as an admission, but only in an action to enforce it.

12. Associate agrees not to apply for reemployment with the Company, unless requested to do so by the Company.

13. Associate agrees to immediately turn over any Company records or property in her possession including, without limitation, ID cards, keys, credit cards, personal computers, files, software, business equipment and instruction


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     manuals.  Notwithstanding  the immediately  preceding  sentence,  Associate shall be entitled to keep the SONY VAIO laptop computer issued to her by the Company during her employment.

14. Associate agrees to keep the terms of this Agreement confidential (unless such terms are publicly released by Company), and shall not disclose such information to any person or entity, including, but not limited to, current, former or future associates of the Company. This confidentiality requirement, however, shall not prohibit Associate from disclosure to her immediate family (spouse, siblings, parents), accountant or attorney, if any, or the limitations on her activities to any potential employer, or to tax agencies, as required, provided that they too keep such information confidential. Associate understands that she is responsible, not only for her unauthorized disclosure, but also that by anyone to whom she discloses such information.

     Associate agrees that she will not solicit or encourage any former, current or future associate of the Company to pursue claims against the Company.

15. Associate understands that this Agreement covers only those claims arising prior to the date it was signed, including those related to her employment with the Company and/or termination thereof. Associate acknowledges that the above-referenced consideration is the total payment she will receive from the Company, that it exceeds that to which she would otherwise be entitled, and that she is not entitled to any additional payments under the Company's policies or benefit or severance plans (except vested benefits, if any, under the Company's 401(k) Savings and Profit Sharing Plan and SERP
     Plan).

16. Associate acknowledges that she was given the opportunity to fully consider this Agreement for a period of up to twenty-one (21) days. Associate has been advised to consult counsel as part of her review of this Agreement. Associate understands that Associate has seven (7) days from her execution of this document to revoke this Agreement. It is further understood that this Agreement shall not become effective or enforceable nor shall any of the consideration described in this Agreement be paid or provided by the Company until both parties have signed it and the seven (7) day revocation period has expired whichever is later.

17. Associate agrees that if she should violate the provisions of the Employment Agreement which survive Associate's termination of employment, or Paragraphs 9, 12, 13, 19(a) or 20 of this Agreement, in addition to any and all other equitable and legal remedies which may be available to it, the Company shall be entitled to cancel its portion of the Agreement, withhold any payment or other benefits provided in this Agreement and/or shall be entitled to recover the payments already made to Associate in accordance with the terms of this Agreement, together with any and all attorney's fees incurred thereby and together with interest


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     thereon.   Associate   acknowledges  that  the  Company's  remedies  are  a
     reasonable measure of compensation for breach of this Agreement, and are not punitive in nature. The Company's rights to recover payments made hereunder shall survive for a period of two (2) years from the date such payment is made.

18. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications and to this end the provisions of this Agreement are declared to be severable.

19. (a) Associate shall not with willful intent to damage economically or as to reputation or vindictively disparage the Company, its subsidiaries or their respective past or present officers, directors or employees (the "Protected Group"), provided that the foregoing shall not apply to (i) actions or statements taken or made by the Associate while employed by the Company in good faith as fulfilling the Associate's duties with the Company or otherwise at the request of the Company, (ii) truthful statements made in compliance with legal process or governmental inquiry, (iii) as the Associate in good faith deems necessary to rebut any untrue or misleading public statements made about her or any other member of the Protected Group; (iv) statements made in good faith by the Associate to rebut untrue or misleading statements made about her or any other member of the Protected Group by any member of the Protected Group, and (v) normal commercial puffery in a competitive business situation. No member of the Protected Group shall be a third party beneficiary of this Section 19(a).

     (b) Company agrees to advise Paul Charron, Jorge Figueredo, Bob Zane, John Thompson, Gail Cook, Kim Roy, Angela Ahrendts and Bob Negron that while they are employed by Company, not to make any negative statements about Associate, nor do anything which derogates Associate or which damages Associate in any business relationship.

20. This Agreement constitutes the complete understanding and entire Agreement of the parties and it cannot be amended, terminated, discharged or waived, except by a suitable writing signed by Associate and the Company. The laws of the State of New York shall govern and control without giving effect to its choice of law provisions. The parties further agree that the only venue for any claim a party might make against the other or for an action to enforce the terms of this Agreement shall be in a court of appropriate jurisdiction located in the City of New York.

21. The parties agree that should there be a question of interpretation of this Agreement or a part thereof, there shall be no presumption against the drafter of this Agreement.

22. Associate fully understands all of the terms and intent of this Agreement and does hereby execute it voluntarily and with full knowledge of its significance. Associate represents and acknowledges in executing this


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     Agreement that she does not rely and has not relied upon any representation or statement made by the Company or by any of the Company's agents, representatives or attorneys, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than as specifically stated in this written Agreement.

23. Following Associate's termination of employment with the Company, Associate agrees to fully cooperate with the Company in connection with current or future third party claims, which arise from matters in which she was involved as an executive of the Company, which cooperation shall include, without limitation, attendance at depositions and court proceedings and execution of affidavits and other documents in form reasonably satisfactory to Associate, and at times reasonably convenient to Associate with due regard to her other commitments and to the Company's legal requirements.



     DENISE V. SEEGAL



     By: /s/Denise V. Seegal
            ----------------
            Denise V. Seegal


     Date:    February 7, 2001






     LIZ CLAIBORNE, INC.



     By: /s/Paul R. Charron
            ---------------
            Paul R. Charron


     Date: February 9, 2001





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ANNEX A



                      OPTIONS VESTING      OPTIONS VESTING
AWARD DATE             JANUARY 2001          JANUARY 2002         EXERCISE PRICE


January 6, 1998            9,450                  0                   $41.125


January 4, 1999            7,000                14,000                $32.5625


January 25, 2000           12,500               12,500                $35.8125








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